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Exhibit 21

SUBSIDIARIES OF QUANEX CORPORATION	STATE OF INCORPORATION
Piper Impact, Inc.	Delaware
Quanex Bar, Inc.	Delaware
Quanex Steel, Inc.	Delaware
Quanex Health Management Company, Inc.	Delaware
Quanex Manufacturing, Inc.	Delaware
Quanex Solutions, Inc.	Delaware
Quanex Technologies, Inc.	Delaware
Nichols Aluminum-Alabama, Inc.	Delaware
Colonial Craft, Inc.	Delaware
MACSTEEL Monroe, Inc.	Delaware
Nichols Aluminum-Golden, Inc.	Delaware
Quanex Four, Inc.	Delaware
Quanex Six, Inc.	Delaware
Imperial Products, Inc.	Delaware
Temroc Metals, Inc.	Minnesota

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  Exhibit 21